Contact: Emma Jo Kauffman

(615) 855-5525

DOLLAR GENERAL NAMES DAVID M. TEHLE CHIEF FINANCIAL OFFICER

GOODLETTSVILLE, Tenn. – May 10, 2004 – Dollar General Corporation (NYSE: DG) announced today that David M. Tehle, 47, will join the Company as Executive Vice President and Chief Financial Officer effective June 7, 2004. Mr. Tehle, who will report to David A. Perdue, Dollar General’s Chairman and CEO, is currently Executive Vice President and Chief Financial Officer of Haggar Corporation in Dallas, Texas.

Mr. Perdue made the announcement saying, “We are very excited to have been able to attract David to Dollar General. He will make a great addition to our senior management team. David has a very strong background in all aspects of accounting, finance, treasury and strategic planning, and I am confident that he will play a significant leadership role in the operations of Dollar General as we continue to move to the next level in the development of our business model.”

Prior to joining Haggar Corporation in 1997, Tehle was Vice President of Finance of The Stanley Works, Mechanics Tools Division, one of the world’s largest tool manufacturers, from June 1996 to July 1997. From December 1993 to May 1996, he was Vice President of Finance and Chief Financial Officer of Hat Brands, Inc., the world’s largest hat manufacturer. Tehle served in various financial management positions at Ryder System, Inc. from January 1987 to November 1993, and began his career at Texas Instruments, Inc. where he was employed in various financial and accounting positions from May 1980 to December 1986.

Tehle earned his Bachelor of Science degree in Economics with highest honors from the University of Wisconsin and a Master of Business Administration from the University of Michigan. He is currently active in Big Brothers and Big Sisters of Greater Dallas and is an active member of the finance committee of the American Apparel and Footwear Association.

About Dollar General

Dollar General is a Fortune 500(R) discount retailer with 6,930 neighborhood stores as of April 30, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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